DATED 10th October **2003**

MARDAN (NORWICH) LIMITED (1)

- and -

ICP SOLAR TECHNOLOGIES UK LIMITED (2)

- and -

ICP GLOBAL TECHNOLOGIES INC. (3)

LEASE

- relating to -

Unit 1 Waterton Industrial Estate
Horsefair Road Bridgend

FINERS STEPHENS INNOCENT
179 Great Portland Street
London W1W 5LS
Tel: 020 7323 4000
DX: 42739 (Oxford Circus North)
Fax: 020 7580 7069

Ref: D73/506496.191
FSI-1796664-1
Date: 26 September 2003



HORSE FAIR ROAD
BROCASTLE AVENUE

Notes
1 Engineers to be notifie[d] of discrepancies in figu[res] dimensions.
2 Detail and large scale d[rawings] take precedence over s[mall] scale drawings

Amendments

S. [signature]

Drawing title
Site Plan

Project
Waterton Ind. Est.

Scale	Date
1:1250	Jan. 1991

WDA
Welsh Development Agency
Awdurdod Datblygu Cymru

Victor H. Skyrme,
Chief Civil Engineer

Pearl House
Greyfriars Road
Cardiff
South Glamorgan CF1 3XX
Tel (0222) 222 666

Drawing No.
6005/92/2

	green on the Plan
the Plan	The plan annexed hereto
the Contractual Term	A term of ten years commencing on the Term Commencement Date
Term Commencement Date	the date of this Lease
Initial Rent	1. A rent of Seventy thousand pounds (£70,000) for the first year of the Contractual Term 2. A rent of Seventy-two thousand pounds (£72,000) for the second year of the Contractual Term 3. A rent of Seventy-four thousand pounds (£74,000) for the third year of the Contractual Term and 4. A rent of Seventy-six thousand pounds (£76,000) per annum for the fourth and fifth years of the Contractual Term
Review Date	the 10th day of October in the year 2008
Stipulated Rate	Three per centum per annum above the base lending rate of Royal Bank of Scotland Plc or such other London clearing bank nominated from time to time by the Landlord
Exterior Decorating Years	2006 and every third year thereafter
Interior Decorating Year	2008
Permitted Use	Use for the manufacture of solar glass panels or

such other use within Classes B1(c) B2 or B8 of the Town and Country Planning (Use Classes) Order 1987 as the Landlord shall approve in writing (such approval not to be unreasonably withheld or delayed)

Option to Determine Date — the 10th day of October in the year 2008

WITNESSES as follows:-

1. **DEFINITIONS AND INTERPRETATION**

1.1 For all purposes of this Lease the terms defined in this Clause and in the Particulars shall have the meanings specified.

1.1.1 "Development" has the meaning given to it by the Planning Acts

1.1.2 "the Full Cost of Reinstatement" means the costs (including the cost of shoring up demolition and site clearance architects' surveyors' and other professional fees and all VAT where applicable) of rebuilding or reinstating the Premises in accordance with the requirements of these Presents at the time when such rebuilding or reinstatement is likely to take place having regard to all relevant factors including any increases in building costs which might be expected to arise at any time up to the date upon which the Premises shall be fully rebuilt or reinstated

1.1.3 "Group Company" means a company which is within the same group of companies (as defined in Section 42 of the Landlord and Tenant Act 1954) as the Tenant

1.1.4 "Historic Contamination" means any pollution or contamination in on or under the Premises at the date of this Lease

1.1.5 "the Insurance rent" means the sums payable by the Tenant in the manner set out in paragraph 2 of Schedule 7 including any insurance valuation fees provided that such valuations shall not be carried out more than once in every three years of the Term

1.1.6 "the Insured Risks" means risks in respect of loss or damage by fire lightning earthquake explosion aircraft (other than hostile aircraft) and other aerial devices or articles dropped therefrom subsidence heave riot civil commotion malicious damage storm or tempest bursting or overflowing of water tanks apparatus or pipes flood impact by road vehicles terrorism and such other normal insurable risks as the Landlord from time to time in its reasonable discretion may think fit to insure against and "Insured Risk" shall be construed accordingly

1.1.7 "the Insurers" means such substantial and reputable insurance company or underwriters as the Landlord may from time to time nominate

1.1.8 "the Landlord's Surveyor" means the professionally qualified surveyor or firm of surveyors from time to time employed by the Landlord in relation to the Premises

1.1.9 "the Loss of Rent" means the loss of the Rent for 3 years in an amount which would take into account the Landlord's reasonable and proper estimate of the potential increases of Rent in accordance with the rent review provisions hereinafter contained PROVIDED THAT such estimate shall be disregarded for the purpose of any actual review of rent under the terms of the lease

1.1.10 "the Original Tenant" means ICP Solar Technologies UK Limited only and not its successors in title and assigns

1.1.11 "the Planning Acts" means the Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Consequential Provisions) Act 1990 the Planning and Compensation Act 1991 and all statutes regulations and orders included by virtue of Clause 1.2.2.

1.1.12 "Rent" means the Initial Rent and the rent ascertained in accordance with Schedule 6 and such term does not include the Insurance rent but the term "rents" includes the Rent and the Insurance rent

1.1.13 "Service Media" means all pipes sewers drains mains ducts conduits gutters watercourses wires cables channels flues and all other service or conducting media and installations for the passage or transmission of water soil electricity air gas and telephonic signal or other communication light smoke or other services or matters and all fixings louvres cowls covers and any other ancillary apparatus.

1.1.14 "the usual quarter days" means 25 March 24 June 29 September and 25 December.

1.1.15 "VAT" means Value Added Tax and any other tax or duty of a similar nature that may be substituted for it or levied in addition to it.

1.2 Unless the context otherwise requires

1.2.1 where there are two or more persons included at any time in the expression "the Landlord" "the Tenant" or "the Surety" covenants contained in these Presents which are expressed to be made by the Landlord the Tenant or the Surety respectively shall be deemed to be made by such persons jointly and severally;

1.2.2 any reference to a specific statute includes any statutory modification extension or re-enactment thereof for the time being in force and all instruments orders plans and regulations for the time being made issued or given under such statute and any general reference to "statute" or "statutes" includes all instruments orders plans and regulations made under such statute or statutes but notwithstanding the foregoing any reference to the Town and Country Planning (Use Classes) Order 1987 shall not be deemed to include a reference to any substitution modification or variation thereof;

1.2.3 every obligation on the part of the Tenant in these Presents not to do or to refrain from doing specified acts or things shall include an obligation not to knowingly permit or suffer the same to be done;

1.2.4 "the Landlord" shall include the person for the time being entitled to the reversion immediately expectant on the determination of the Term;

1.2.5 "the Tenant" shall include its successors in title and permitted assigns and in the case of an individual shall include his personal representatives;

1.2.6 "the Term" shall include the Contractual Term and any continuation (but not renewal) thereof (whether under any statute or by the Tenant holding over or for any other reason) and for all the purposes of these Presents the Term shall be calculated from the date specified in the Particulars;

1.2.7 references to "the last year of the Term" are to the twelve months prior to the end of the Contractual Term however the Term comes to an end whether by effluxion of time or by sooner determination or in any other way and references to "the expiry of the Term" are to when the Term comes to an end whether by effluxion of time or by sooner determination or in any other way;

1.2.8 "these Presents" shall include this Lease (including the Schedules) and any document which is supplemental hereto or which is entered into pursuant to or in accordance with the terms hereof;

1.2.9 "the Premises" shall include each and every part thereof together also with any building and each and every part thereof now or hereafter erected or in the course of erection thereon or on any part thereof together with (without prejudice to the disregard contained in paragraph 2.2.8 of Schedule 6) all additions alterations and improvements thereto which may be carried out during the Term and all Landlord's fixtures and fittings which shall from time to time be in or upon the Premises together with all Service Media exclusively serving the Premises but shall exclude any Service Media within the Premises not exclusively serving the same;

1.2.10 words importing one gender include any other gender, words importing the singular include the plural and vice versa and any reference to a person includes reference to an individual, company, authority, board, department or any other body

1.3 References to clauses paragraphs and schedules without further designation shall be construed as a reference to the clauses paragraphs and schedules in this Lease so numbered.

1.4 The headings to clauses paragraphs and other parts of these Presents shall not affect the construction of these Presents.

2. DEMISE

IN CONSIDERATION of the rents and the covenants and conditions hereinafter contained the Landlord at the request of the Surety HEREBY DEMISES unto the Tenant ALL THAT the Premises TOGETHER WITH the easements and other rights as set out in Schedule 1 EXCEPT AND RESERVING as mentioned in Schedule 2 TO HOLD the same unto the Tenant for the Contractual Term SUBJECT to the easements rights privileges covenants conditions and other matters contained or referred to in the documents (if any) specified in Schedule 8 YIELDING AND PAYING therefor during the Term:-

2.1 The Rent by equal quarterly payments in advance on the usual quarter days in every year and proportionately for any period less than a year the first such payment (being a proportionate sum in respect of the period from and including the Term Commencement Date to and including the day before the next following quarter day) to be paid on the Term Commencement Date.

2.2 The Insurance rent at the times and as provided in Schedule 7.

2.3 VAT payable on the rents.

3. TENANTS COVENANTS

THE Tenant HEREBY COVENANTS with the Landlord to observe and perform the provisions of Schedule 3 and the obligations on the part of the Tenant contained in Schedule 7 or otherwise arising by virtue of these Presents.

4. LANDLORDS COVENANTS

THE Landlord HEREBY COVENANTS with the Tenant to observe and perform the provisions of Schedule 4 and the obligations on the part of the Landlord contained in Schedule 7 or otherwise arising by virtue of these Presents.

5. **SURETY COVENANTS**

The Surety HEREBY COVENANTS with the Landlord to observe and perform the provisions of Schedule 9

6. **PROVISOS**

PROVIDED ALWAYS and it is agreed and declared as set out in Schedule 5 and in Schedule 6.

7. **TENANT'S OPTION TO BREAK**

If the Tenant shall desire to determine the Contractual Term upon the Option to Determine Date and shall give to the Landlord not less than six months previous written notice of such desire then PROVIDED THAT the Tenant shall up to the Option to Determine Date pay the rents and other sums herein reserved and demanded and give vacant possession of the Premises to the Landlord upon the Option to Determine Date then immediately upon the Option to Determine Date the present demise and everything herein contained shall cease and be void but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of covenant

8. **DECLARATIONS**

8.1 This Lease is a new tenancy as defined by Section 1(3) of the Landlord and Tenant (Covenants) Act 1995 save that the Tenant shall remove all furniture, tenant's chattels, papers and belongings from the Premises (whether or not such items are shown on the photographic Schedule of Condition annexed hereto.

8.2 A person who is not a party to these presents shall not be entitled to enforce any of their terms pursuant to the Contracts (Rights of Third Parties) Act 1999

8.3 There is no agreement to which this Lease give effect

IN WITNESS whereof the Landlord the Tenant and the Surety have executed this Lease as a Deed the day and year first above written.

SCHEDULE 1

(Rights granted)

The following rights (in common with the Landlord and all others now or hereafter entitled to the like rights) insofar as the Landlord is entitled to grant the same:-

1. The right to the free and uninterrupted passage and running of water sewerage gas electricity telephone and other services or supplies to and from the Premises in and through the Service Media which are now or may hereafter during the Term be laid or constructed in under or over the Estate

2. The right at all reasonable times after giving reasonable written notice (except in cases of emergency) to the Landlord and its tenants and occupiers to enter into and upon such parts of the Estate with workmen and machinery for the purpose of inspecting maintaining altering testing renewing replacing connecting into and carrying out any cleansing of or repairs to any such Service Media or the Premises (but only if there is no other reasonably practical alternative for carrying out any such works) the Tenant doing as little damage as possible and making good forthwith all physical damage occasioned thereby to the Estate and any buildings structures and fixtures and fittings to the reasonable satisfaction of the Landlord and its tenants and occupiers and complying with the reasonable requirements of and causing as little inconvenience as possible to the Landlord and the tenants and occupiers of the Estate

3. The right to use for all purposes relating to the use and enjoyment of the Premises for the Tenant's business on foot and with vehicles (but not so as to cause any obstruction or nuisance) the roads and footpaths within the Estate.

4. The right of support for the Premises from the remainder of the Estate.

SCHEDULE 2

(Rights excepted and reserved)

The following rights (for the benefit of the Landlord and those deriving title through or otherwise authorised by the Landlord and all others interested in any adjoining or neighbouring land or premises from time to time):-

1. The right to enter upon the Premises for all or any of the purposes mentioned in these Presents at the times and on the notice mentioned in these Presents.

2. The right to the free and uninterrupted passage and running of water sewerage gas electricity telephone and all other services and supplies to and from all other buildings premises and land forming part of the Estate in and through all the Service Media which are now or may be hereafter during the Term laid or constructed in under or over the Premises.

3. The right to enter upon the Premises with workmen and machinery at all reasonable times upon reasonable notice in writing to the Tenant (except in emergency) for the purpose of inspecting repairing maintaining cleansing altering testing renewing replacing and making connections to all Service Media in under or over the Premises (in cases where such actions cannot otherwise conveniently be carried out) the person exercising such rights causing as little damage and disturbance to the Tenant's business as possible and making good forthwith all damage to the Premises and tenant's fixtures and fittings occasioned thereby

4. The right to enter upon the Premises with workmen and machinery (and including the right to erect such scaffolding as may be reasonably necessary) at all reasonable times upon reasonable notice in writing to the Tenant (except in emergency) for the purpose of inspecting repairing maintaining building cleansing altering renewing and replacing any buildings or other structures (where such action cannot otherwise conveniently be carried out) upon the Estate the persons exercising such rights making good forthwith all damage to the Premises and tenant's fixtures and fittings occasioned thereby causing as little damage and disturbance to the Tenant's business as possible

5. All rights of light or air now subsisting or which might (but for this exception) be acquired over any adjoining or neighbouring land or premises.

6. The right to build upon the Estate (such expression here excluding the Premises) and to erect any new buildings or structures of any height thereon and to maintain repair replace renew alter raise the height of or rebuild any buildings at any time thereon provided the same shall not materially obstruct or interfere with the passage of light and air to the Premises

7. The right of support for the remainder of the Estate from the Premises.

SCHEDULE 3

(Tenant's Covenants)

1. **PAY RENTS AND INTEREST**

1.1 To pay the rents at the times and in the manner set out in these Presents without deduction counterclaim or set off such payment in respect of the Rent to be made if the Landlord so requires by bankers standing order to the Landlord's bank account as notified in writing to the Tenant from time to time.

1.2 Without prejudice to any other right remedy or power herein contained or otherwise available to the Landlord if any rents or any other sums made payable hereby shall have become due but shall remain unpaid for a period exceeding 14 days to pay on demand to the Landlord interest thereon at the Stipulated Rate from the date when the same became due and until payment thereof (as well after as before any judgement).

2. **PAY OUTGOINGS**

2.1 To bear pay and discharge (or indemnify the Landlord against) all existing and future rates taxes duties charges assessments impositions and outgoings of whatever kind payable to any person or authority whatsoever (whether or not of a capital or non-recurring nature) which now are or may at any time hereafter during the Term be charged levied assessed or imposed upon the Premises or upon the owner or occupier in respect thereof including a fair proportion thereof as determined by the Landlord's Surveyor where they are also attributable to any other property including the Premises (excluding any payable by the Landlord or any superior lessor occasioned by the receipt of rents or by any disposition of or dealing with or ownership of any reversion (whether immediate or mediate) to this Lease).

2.2 To pay for (and indemnify the Landlord against) all gas water electricity and any other utility service consumed at or in relation to the Premises (including meter rents) and all charges in respect of any telephone installed therein (including costs of calls)

3. **REPAIR**

3.1 To keep the Premises in good and substantial repair and condition excepting damage or destruction caused by any of the Insured Risks other than to the extent that the insurance money is irrecoverable in consequence of any act or default of the Tenant or anyone at the Premises with the Tenant's authority and under the Tenant's control AND PROVIDED THAT the Tenant shall not be required to keep the Premises in any better repair or condition than it is now in as evidenced by the photographic Schedule of Condition annexed hereto

3.2 To renew and replace all landlord's fixtures and fittings which may become in need of renewal or replacement with fixtures plant equipment or machinery of a similar kind and quality and no lesser value to the reasonable satisfaction of the Landlord

3.3 To keep such part of the land forming part of the Premises as is from time to time undeveloped in proper and neat order and condition and to keep such part of the Premises as is used for access and the parking of vehicles properly surfaced at all times clean and tidy and free from all obstructions

4. **DECORATION AND CLEANSING**

4.1 In each of the Exterior Decorating Years and in the last year of the Term to paint redecorate or otherwise treat as appropriate the exterior of the Premises and with every such exterior redecoration or treatment to clean any external brickwork and cladding of the Premises and in the Interior Decorating Year and in the last year of the Term to paint redecorate or otherwise treat as appropriate the interior of the Premises in both instances in a good and workmanlike manner and with good quality materials to the reasonable satisfaction of the Landlord.

4.2 To keep the Premises clean and tidy and to clean the inside and outside of the windows as often as may be necessary.

5. **PERMIT ENTRY**

To permit the Landlord and its agents and all persons authorised in writing by it at all reasonable times during normal business hours with or without workmen and equipment on giving reasonable prior notice (except in emergency) to the Tenant to enter into and upon the Premises to view the state of repair and

condition thereof and to take a schedule of the Landlord's fixtures and fittings and of any dilapidations and to exercise the rights herein excepted and reserved.

6. **COMPLY WITH NOTICES TO REPAIR**

To commence and thereafter diligently continue within 2 months after notice in writing by the Landlord shall be served upon the Tenant (but immediately in case of emergency) to repair and make good in a proper and workmanlike manner all defects and wants of reparation or repair or renewal for which the Tenant is liable hereunder and if the Tenant shall fail to complete the work required therein within 3 months after service of such notice (or sooner if necessary to prevent further deterioration or in case of emergency) it shall be lawful (but not obligatory) for the Landlord (without prejudice to the right of re-entry hereinafter contained) to enter upon the Premises to make good the same at the proper and reasonable cost of the Tenant which cost (including all proper and reasonable solicitors' and surveyors' charges and other expenses which may be properly and reasonably incurred by the Landlord in connection therewith) together with interest thereon at the Stipulated Rate (from the date of expenditure by the Landlord to the date of actual payment by the Tenant) shall be paid by the Tenant to the Landlord upon written demand.

7. **DEFECTS**

Forthwith upon becoming aware of the same to give notice in writing to the Landlord of any material defects or items requiring repair in the Premises which may give rise to a duty at common law or are imposed by statute on the part of the Landlord.

8. **YIELDING UP**

At the expiry of the Term at the cost of the Tenant:-

8.1 To yield up to the Landlord the Premises in such state of repair and condition as shall be in accordance with the covenants and terms of this Lease.

8.2 To replace any Landlord's fixtures and fittings which shall be missing destroyed or beyond economic repair with others of a similar character and not less value.

8.3 To remove all tenant's fixtures and fittings installed and all signs erected by the Tenant in or upon the Premises and immediately make good all damage caused by such removal and

8.4 If requested by the Landlord to remove and make good all alterations or additions made to the Premises (including any internal demountable partitioning installed by the Tenant pursuant to clause 16.3) at any time and well and substantially to reinstate the Premises in such manner as the Landlord's Surveyor shall direct and to its reasonable satisfaction

9. **PARTY MATTERS AND ESTATE ROAD CONTRIBUTION**

9.1 To pay on demand a fair proportion attributable to the Premises as reasonably determined by the Landlord's Surveyor of the cost and expense (including reasonable and proper management fees) incurred in repairing rebuilding maintaining and cleansing all party walls fences and structures and all Service Media and other things the use of which is common to the Premises and any other premises on the Estate and to keep the Landlord indemnified against such proportion of such cost and expense

9.2 To pay on demand a fair proportion attributable to the Premises as reasonably determined by the Landlord's Surveyor of the cost and expense (including reasonable and proper management fees) incurred in maintaining cleaning repairing and (where necessary) resurfacing all roads and footpaths on the Estate the use of which is common to the Premises and any other premises on the Estate

10. **DISPOSAL OF REFUSE AND TIDINESS**

Not to deposit on any part of the Premises any rubbish or refuse of any kind other than in proper receptacles and to ensure that such receptacles are regularly emptied and not to burn any rubbish or refuse on the Premises not to deposit rubbish or refuse on the Estate

11. **DELETERIOUS SUBSTANCES**

11.1 Not to keep on the Premises any material or liquid which is or is likely to become of a dangerous corrosive combustible explosive radio-active volatile unstable or offensive nature (provided that the use of any material or liquid pursuant to the